   As filed with the Securities and Exchange Commission on December 15, 1998
                                                     Registration No. 333-**
------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             SBS Technologies, Inc.
             (Exact name of registrant as specified in its charter)

New Mexico                                              85-0359415
(State of Incorporation)                  (I.R.S. Employer Identification No.)

                           2400 Louisiana Boulevard NE
                            AFC Building 5, Suite 600
                          Albuquerque, New Mexico 87110
                                 (505) 875-0600
                    (Address of Principal Executive Offices)

           SBS Technologies, Inc. 1998 Long-Term Equity Incentive Plan
                              (Full title of Plan)

                                                                       Copy to:

Mr. Christopher J. Amenson                           Alison K. Schuler, Esquire
SBS Technologies, Inc.                           Schuler, Messersmith & McNeill
2400 Louisiana Boulevard NE                  4300 San Mateo Blvd.NE Suite B-380
AFC Building 5, Suite 600                        Albuquerque, New Mexico  87110
Albuquerque, New Mexico  87110                                   (505) 872-0800
(Name and address of agent for service)
(505) 875-0600
(Telephone number, including area code,
of agent for service)

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x ]

                        CALCULATION OF REGISTRATION FEE



Titles of Each Class       Amount to be Registered(1)   Proposed Maximum     Proposed Maximum     Amount of
of Securities to be                                     Offering Price Per   Aggregate            Registration Fee
Registered                                              Security             Offering Price(2)
--------------------------------------------------------------------------------------------------------------------
Common Stock                  1,500,000 shares            $31.50               $32,692,280.37          $9,088.46
--------------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                                 $9,088.46
--------------------------------------------------------------------------------------------------------------------

(1) Indicates the aggregate number of shares of Common Stock, no par value, ("Common Stock") authorized and reserved for issuance and which have been and may be issued under, or sold upon the exercise of options which have been granted and may be granted under, the SBS Technologies, Inc. 1998 Long-Term Equity Incentive Plan(the "Plan"), plus such additional number of shares as may be issued pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provision of Rule 457(h) under the Securities Act of 1933 (the "Act") as follows: (i) in the case of shares of Common Stock which may be purchased upon the exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock not yet issued or for which options have not yet been granted and the price or option price, respectively, of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sales price per share of Common Stock reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") as of December 9, 1998 (within 5 business days before filing this Registration Statement).

    EXPLANATORY NOTE

    In accordance with the instructional Note to Part 1 of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part 1 of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock of SBS Technologies, Inc. ("Company") pursuant to the Plan.

                             SBS TECHNOLOGIES, INC.
                        1,500,000 SHARES OF COMMON STOCK
             Issuable under the 1998 Long-Term Equity Incentive Plan
                  and offered for sale by Selling Shareholders

    Selling Shareholders, who are officers and directors of SBS Technologies, Inc. ("SBS" or "we"), will, from time to time, be selling shares ("Shares") of Common Stock which they may acquire, by exercise of options or directly, under our 1998 Long-Term Equity Incentive Plan ("Plan"). The Selling Shareholders may make transfers, assignments, devises, pledges or donations to other persons and successors in interest, and we include those other persons in our use of the term Selling Shareholders. THE SELLING SHAREHOLDERS WILL RECEIVE THE PROCEEDS FROM ANY SALES OF THE SHARES. WE WILL NOT RECEIVE ANY PROCEEDS, EXCEPT THAT WE WILL RECEIVE THE OPTION EXERCISE PRICE FOR ANY OPTIONS ISSUED UNDER THE PLAN AND EXERCISED BY THE SELLING SHAREHOLDERS.

    The Selling Shareholders may offer and sell the Shares as follows:
- On the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or otherwise.
- At then prevailing or at negotiated fees.
- By payment of all selling and other expenses, including discounts, commissions or fees, except those paid by the purchasers of Shares. We will pay only the expenses of preparing and filing this Prospectus and the Registration Statement associated with it with the Securities and Exchange Commission and for registering and qualifying the Shares. Please see "Distribution" for more information.

  The Selling Shareholders and brokers through whom sales of Shares are made may be deemed to be "underwriters" under Section 2(11) of the Securities Act of 1933, as amended ("Act"). If they are, any profits they realize may be deemed to be underwriting commissions under the Act.

  Our Common Stock is listed on the NASDAQ National Market System under the trading symbol "SBSE". The closing price of our stock as reported by NASDAQ on December 9, 1998 was $19.50.

PROSPECTIVE INVESTORS IN THE SHARES SHOULD CAREFULLY READ THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus is December 15, 1998.

You should rely only on the information in this Prospectus in making your investment decision. We and the Selling Shareholders have not authorized any one to give you any other information or representations. This Prospectus is not an offer to sell or a solicitation of an offer to buy the Shares in any state where the offer or sale is not permitted. The information in the Prospectus is current only as of the date of the Prospectus and not necessarily as of any later date.

                                 TABLE OF CONTENTS

Prospectus Summary ............................................... 3
     The Company ................................................. 3
Risk Factors ..................................................... 5
     Growth Through Acquisition and Integration of
          Acquired Companies ..................................... 5
     Acquisition Charges ......................................... 6
     Fluctuations in Operating Results ........................... 6
     Reliance on Defense Spending ................................ 7
     Reliance on Industry Standards; Fundamental
          Technology Change ...................................... 7
     Product Market Might Not Develop ............................ 8
     Potential Year 2000 Problems ................................ 8
     Competition ................................................. 9
     Availability of Component Materials .........................10
     Retention and Recruitment of Key Employees...................10
     No Patent Protection ........................................11
     Product Liability ...........................................11
     International Sales in General ..............................12
     Changes in Exchange Rates ...................................12
     Trade Policies and Disputes .................................12
     Potential Dilutive Effect of Outstanding Warrants
          and Options and Registration Rights.....................12
     Limited Public Float; Trading; Violatility of
          Stock Price ............................................13
     Absence of Dividends ........................................13
Selling Shareholders..............................................13
Plan of Distribution .............................................15
Legal Matters ....................................................16
Documents Incorporated By Reference...............................16
Statement of Available Information ...............................17


                               PROSPECTUS SUMMARY

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. SBS' ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS. THESE FACTORS INCLUDE INACCURATE ASSUMPTIONS AND A BROAD VARIETY OF OTHER RISKS AND UNCERTAINTIES, INCLUDING SOME THAT ARE KNOWN AND SOME THAT ARE NOT. NO FORWARD-LOOKING STATEMENT CAN BE GUARANTEED AND ACTUAL FUTURE RESULTS MAY VARY MATERIALLY. ALTHOUGH IT IS NOT POSSIBLE TO PREDICT OR IDENTIFY ALL THOSE FACTORS, THEY MAY INCLUDE THOSE SET FORTH IN THE "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS.

THE COMPANY

         SBS Technologies, Inc. is a leading designer and manufacturer of open-architecture, standard bus embedded computer components that system designers can easily utilize to create a custom solution specific to the user's unique application. SBS' product lines include CPU boards ("CPU"), general purpose input/output modules ("I/O"), avionics interface modules and analyzers, interconnection and expansion units, telemetry boards, data acquisition software and industrial computer systems and enclosures. SBS' products are used in a variety of applications, such as telecommunications, medical imaging, industrial control, and flight instrumentation in commercial and aerospace markets. SBS capitalizes on its design expertise and customer service capabilities to enhance product quality and reduce time to market for OEM customers.

         SBS' objective is to become a leading supplier of board level components to the standard bus embedded computer market. SBS intends to continue its growth through a combination of internal growth and acquisitions. SBS achieves internal growth through expanding its existing product lines through new product development and through increasing the types and amounts of its products used by its existing customer base. SBS also grows by acquisition of businesses which it believes will expand its products and marketing opportunities. From inception through the end of its 1998 fiscal year, it acquired five businesses, now called SBS Berg Telemetry Systems, Inc. ("Berg"), SBS GreenSpring Modular I/O, Inc. ("Greenspring"), SBS Embedded Computers, Inc. ("SBS Embedded"), SBS Bit 3 Operations, Inc. ("Bit 3") and SBS Micro Alliance, Inc. ("Micro Alliance") (together, the "Consolidated Subsidiaries"). Shortly after the close of the 1998 fiscal year, SBS also acquired V-I Computer ("V-I") and interests in three affiliated companies. The three affiliated companies (the "German Group") are: or Industrial Computers GmbH (a German company of which a new SBS subsidiary, SBS Holdings GmbH, acquired 50.1%) ("or"), ortec Electronic Assembly, GmbH (a German company of which

SBS Holdings GmbH acquired 50.2%) ("ortec") and or Computers Inc. (a Virginia-based company, 100% of which was acquired by SBS Embedded). On December 9, 1998, SBS acquired the remaining minority interests in or and ortec, representing 49.9% and 49.8% of the outstanding interests, respectively. As a result, both companies are now wholly-owned by SBS. The acquisition was made pursuant to exclusive option agreements entered into on July 1, 1998 in connection with SBS' acquisition of majority interests in the two companies. On December 9, 1998, the parties amended the options to permit exercise of the options in the period from December 1, 1998 to December 31, 1998, and SBS exercised both options. The purchase price of DM
17.2 million (approximately $10.4) was not amended, and is payable, DM 16.2 million in cash on February 28, 1999, and DM 1.0 million in cash, or if elected by the vendor, SBS common stock (valued as of the closing price on February 26, 1999), on March 15, 1999. The purchase price bears interest of 4% per year from December 31, 1998 to the date due, and 8% per year if not paid on the due dates. If the purchase price is not paid by March 20, 1999, the vendors have the right to reacquire the German Group.

         SBS is a leader in several segments of the multi-billion dollar embedded computer market, with a continuing goal of expanding its market presence. In the computer mezzanine board I/O segment, SBS has a line of IndustryPacks(R) with over 120 variants and a recently introduced series of ruggedized mezzanine I/O boards that serve a segment of the market in which SBS had not previously participated. In the Avionics business, SBS' interface boards and bus analyzers are the industry standard for quality and innovation. SBS' Avionics customer base continues to broaden. During fiscal 1998, SBS participated in such programs as the Joint Strike Fighter Replacement Program, the C130J next generation military transport aircraft, and Sweden's GRIPEN fighter program. SBS' telemetry product line is focused toward the satellite test and control market in order to serve the rapidly expanding satellite market driven by both telecommunications and defense applications.

         SBS markets its products both domestically and internationally, primarily through direct sales, and, to a limited extent, through independent manufacturers' representatives. Its direct sales force, members of which typically hold engineering degrees, is organized into two groups, the aerospace group and the computer group. The aerospace group is responsible for sales of SBS' avionics interface and telemetry products. The computer group is responsible for sales of SBS' CPU, I/O, interconnect and industrial computer systems and enclosure products. Customers include for instance, Flight Safety International, General Electric, Boeing, Lockeed Martin, and Currency Systems International. In fiscal 1998, international sales comprised approximately 16% of SBS' sales.

         SBS Technologies, Inc. was incorporated in New Mexico in November 1986. The Company's executive offices are located at 2400 Louisiana Boulevard, NE, AFC Building 5, Suite 600, Albuquerque, New Mexico 87110, and SBS' telephone number is (505) 875-0600. SBS' e-mail address is info@SBSE.com and our web site is http://www.sbs.com. References to the "Company" or "SBS", "we" or "our" include SBS Technologies, Inc.'s Consolidated Subsidiaries, V-I, and the German Group. IndustryPack-Registered Trademark- is a registered trademark of SBS. All other trademarks and tradenames referred to in this prospectus are the property of their respective owners.

                                  RISK FACTORS

         IF YOU ARE THINKING OF INVESTING IN SBS' COMMON STOCK, YOU SHOULD CONSIDER THE RISKS WE DESCRIBE IN THIS SECTION AND YOU SHOULD READ ALL OF THIS PROSPECTUS CAREFULLY, BEFORE YOU INVEST. STATEMENTS IN THIS PROSPECTUS ABOUT SBS' OUTLOOK FOR ITS BUSINESS AND MARKETS, SUCH AS PROJECTIONS OF FUTURE PERFORMANCE, STATEMENTS OF MANAGEMENT'S PLANS AND OBJECTIVES, FORECASTS OF MARKET TRENDS AND OTHER MATTERS, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SBS' ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW.

GROWTH THROUGH ACQUISITION AND INTEGRATION OF ACQUIRED COMPANIES.

         SBS has increased the scope of its operations through the acquisition of seven businesses and product lines acquired since 1992. SBS acquired Berg in fiscal 1993, GreenSpring in fiscal 1995, SBS Embedded in fiscal 1997, Bit 3 in fiscal 1997, Micro Alliance in fiscal 1998, and, in fiscal 1999, or, ortec, and or Computers Inc. and V-I. SBS' management and financial controls, personnel, and other corporate support systems might not be adequate to manage the increase in the size and the diversity of scope of SBS' operations as a result of the recent acquisitions or any future acquisitions. In addition, SBS' acquisitions might not increase earnings and the companies acquired might not continue to perform at their historical level.

         A major element of SBS' business strategy is to continue to pursue acquisitions that either expand or complement its business. In the future, SBS might not be able to identify and acquire acceptable acquisition candidates on terms favorable to SBS, and in a timely manner. SBS could use a substantial portion of its capital resources for these acquisitions. Consequently, SBS may require additional debt or equity financing for future acquisitions. This financing may not be available on terms favorable to SBS, if at all. Also, even if SBS does acquire other businesses, it will continue to encounter the risks associated with the integration of the acquisitions described above.

         SBS anticipates that one or more potential acquisition opportunities, including some that could be material, may become available in the near future. If and when appropriate acquisition opportunities become available, SBS intends to pursue them actively. An acquisition by SBS might or might not, however, occur. An acquisition which does occur could potentially materially and adversely affect SBS and might not be successful in enhancing SBS' business.

ACQUISITION CHARGES

         As part of its strategy for growth, SBS acquires compatible businesses. Not infrequently, in accounting for a newly acquired business, SBS is required to amortize, over a period of years, intangible assets, including goodwill. Although usually the acquired business' current operating profit offsets the amortization expense, no one can assure that an acquired business' operations will remain at their current levels. A decrease in the acquired business' operating profit could reduce SBS' overall net income and earnings per share. In addition, no one can assure that changes in future markets or technologies will not require faster amortization of goodwill in such a way that overall Company financial condition or results of operations would be adversely affected. SBS may also be required, under generally accepted accounting principles, to charge against earnings the value of an acquired business' technology which does not meet the accounting definition of "completed technology". When SBS acquired Bit 3 in 1996, it recorded approximately $10.0 million in intangible assets, including goodwill. These are being amortized on a straight line basis over the estimated benefit period of ten years. Also, in connection with the Bit-3 acquisition, SBS recorded an $11 million charge against earnings in the second fiscal quarter of 1997. The amount of the charge against earnings was based on an assessment by SBS, in conjunction with an independent valuation firm, of in process purchased technology of Bit 3. SBS incurred a net loss of $5 million (or $1.24 per share) for the second fiscal quarter of 1997 primarily as a result of the earnings charge. In connection with SBS' acquisition of Micro Alliance in fiscal 1998, SBS recorded $4.5 million of goodwill, which is being amortized over a ten-year period. As a result of its recent acquisitions of or, ortec, or Computers, Inc. and V-I, SBS recorded approximately $13.5 million of intangible assets, including goodwill. These are being amortized on a straight line basis over the estimated benefit period of ten years. Also, in connection with the acquisitions of or, ortec and or Computers, Inc., SBS recorded a $527,000 charge against earnings for technology which is not completed technology during the quarter ended September 30, 1998. See "-Fluctuations in Operating Results."

FLUCTUATIONS IN OPERATING RESULTS

         SBS has experienced fluctuations in its operating results in the past and may experience those fluctuations in the future. Sales, on both an annual and a quarterly basis, can fluctuate as a result of a variety of factors, many of which are beyond SBS' control. These factors include the timing of customer orders, manufacturing delays, delays in shipment due to component shortages, cancellations of orders, the mix of products sold, cyclicality or downturns in the markets served by SBS' customers, including significant reductions in defense spending affecting certain of SBS' customers, and regulatory changes. Because those fluctuations can happen, SBS believes that comparisons of the results of its operations for preceding quarters are not necessarily meaningful and that investors should not rely on the results for any one quarter as an indication of how SBS will perform in the future. Investors should also understand that, if SBS' sales or earnings for any quarter are less than the level expected by securities analysts or the market in general, the market price for SBS' Common Stock could immediately and significantly decline.

RELIANCE ON DEFENSE SPENDING

         In each of fiscal 1995, 1996, 1997,and 1998, SBS derived a significant portion of its sales directly or indirectly from the U.S. Department of Defense. SBS expects that the Department of Defense will continue to be a significant source of sales. Changes in the geopolitical environment or in national policy might result in significantly reduced defense spending. Reduced spending could significantly reduce SBS' marketing opportunities and revenues, and, therefore, materially adversely affect its financial condition, results of operations, or liquidity. Also, SBS believes that many of its potential customers will rely on U.S. government funding for the purchase of SBS' products. Sales to these customers may be reduced if those funds are unavailable or delayed because of budget constraints or bureaucratic processes.

RELIANCE ON INDUSTRY STANDARDS; FUNDAMENTAL TECHNOLOGY CHANGE

         Most of SBS' products are developed to meet certain industry standards, which define the basis of compatibility in operation and communication of a system supported by different vendors. Among such standards which SBS' products meet are MIL-STD-1553, Telemetry IRIG Standards and various ANSI standards. These standards are continuing to develop and can change. If these standards are eliminated or changed, the design, manufacture or sale of SBS' products could be inappropriate or obsolete and could require costly redesign to meet new or emerging standards. SBS also believes that its success will depend in part on its ability to develop products that evolve with changing industry standards and customer preferences. SBS may or may not be successful in developing those products in a timely manner, or in selling the products it develops. SBS' delay or failure to adapt to changing industry standards could significantly adversely affect its marketing and sales, revenues and financial condition.

         Many of SBS' product designs rely on state of the art digital technology. Future advances in technology might make obsolete SBS' existing product lines, which would require SBS to compete more and to undertake costly redesign of its products to maintain its competitive position. SBS might not be able to incorporate the new technology into its existing products or to redesign its existing products in order to compete effectively.

         SBS' competitors are continually introducing new and enhanced products and solutions for business needs. These products and solutions probably will affect the competitive environment in the markets in which they are introduced. The development of new products and technologies, or the adaptation or development of products and technologies in response to them, requires commitments of financial resources, personnel and time well in advance of sales. Decisions with respect to those commitments must accurately anticipate both future demand and the technology that will be available to meet that demand. SBS might not be able to adapt to future technological changes. If it does not, SBS' business might be materially adversely affected.

PRODUCT MARKET MIGHT NOT DEVELOP

         Many of SBS' potential customers design and manufacture standard bus embedded computers internally. Increased market acceptance of SBS' products and services depends in part on these customers relying on SBS instead of themselves to provide embedded computer components. SBS believes that increased market acceptance of its products will also depend on a number of factors. These factors include the quality of SBS' design and production expertise, the increasing use and complexity of embedded computer systems in new and traditional products, the expansion of markets that are served by standard bus embedded computers, time-to-market requirements of the Company's actual and potential products, the assessment of direct and indirect cost savings, and customers' willingness to rely on SBS for mission-critical applications. SBS believes that in many customer applications, the cost of its products may exceed or be perceived to exceed the cost of internal development. SBS will not be able to achieve its business growth objectives if market acceptance of its products does not increase.

POTENTIAL YEAR 2000 PROBLEMS

         The Year 2000 ("Y2K") issue refers to the inability of certain date-sensitive computer chips, software, and systems to recognize a two-digit date field as belonging to the 21st century. Mistaking "00" for 1900 or any other incorrect year could result in a system failure or miscalculations causing disruptions to operations, including manufacturing, a temporary inability to process transactions, or send invoices, or engage in other normal business activities. This is a significant issue for most, if not all, companies, with far-reaching implications, some of which cannot be anticipated with any degree of certainty. The Y2K issue may create unforeseen risks to SBS from its internal computer systems as well as from computer systems of third parties with whom it deals. Failure of SBS' or third parties' computer systems could have a material impact on SBS' ability to conduct business.

COMPETITION

         The standard bus embedded computer industry is highly competitive and fragmented, and SBS' competitors differ depending on product type, company size, geographic market and application type. SBS faces competition in each of its product lines. SBS believes that because of the diverse nature of SBS' products and the fragmented nature of the embedded computer market, there is little overlap of competitors for each product line. Competition in all of SBS' product lines is based on: performance, customer support, product longevity, supplier stability, breadth of product offerings, and reliability. For the 1998 fiscal year, SBS had revenues of $74.2 million and net income of $10.1 million. Many of SBS' existing and potential competitors are bigger companies which have financial, technological and marketing resources significantly greater than those of SBS, which may give them a competitive advantage. They and other competitors may have established relationships with customers or potential customers, which can make it harder for SBS to sell its products to those customers. SBS cannot promise that it will be able to compete effectively in its current or future markets. Also, competitive pressures might significantly adversely affect SBS' marketing and sales, revenues and financial condition.

         In the CPU market in which SBS Embedded's products are marketed, SBS competes with a number of other suppliers of CPU boards. SBS' direct competitors include other companies that build CPU boards based on Intel microprocessor technology, such as Force Computers, Inc. (a wholly-owned subsidiary of Solectron Corporation), RadiSys Corporation, VME Microsystems, Inc. and XYCOM, Inc. In addition, with the acquisition of or and V-I, SBS also competes with suppliers of CPU boards based on Motorola 68OxO, and PowerPC architectures.

         In the generalized computer I/0 product area served by GreenSpring and its IP product line, SBS has two classes of competition. The first class includes companies that compete directly by selling IP products. The second class includes companies that compete with I/0 products using a different implementation to provide functionally equivalent products. SBS' competitors in each of these classes include Acromag, Inc., Systran, Inc. and VME Microsystems, Inc.

         In the telemetry market, SBS competes with suppliers such as Aydin Vector Division, AVTECH Systems, Inc., L3 Communications, Inc., Terametrix, Inc. and Veda, Inc.

         In the avionics interface market in which SBS' MIL-STD 1553 products are marketed, SBS competes with a number of other companies that produce similar avionics interface products. SBS' competitors include Ballard Technologies, Inc., Data Devices Corporation, Excalibur Technologies Corporation, Condor Engineering and Gesellschaft Fur Angewandte Informatik und Mikroelekemik, GmbH.

         In SBS' interconnect and expansion unit product line, SBS competes with personal computer (PC) manufacturers that offer computer motherboards with multiple PCI slots and with companies that have similar product lines. There is no significant direct competitor in this market.

         In SBS' industrial computer systems and enclosure business, SBS competes with other suppliers of ISA/PCI systems and enclosures such as I-Bus, a subsidiary of Maxwell Technologies, Texas Micro, Inc. and Industrial Computer Source.

AVAILABILITY OF COMPONENT MATERIALS

         Many of SBS' products contain state of the art digital electronic components. SBS is dependent upon third parties for the continuing supply of many of these components. Some of the components are obtained from a sole supplier, such as Xylinx, Inc., or a limited number of suppliers, for which alternate sources may be difficult to locate. Moreover, suppliers may discontinue or upgrade some of the products incorporated into SBS' products, which could require SBS to redesign a product to incorporate newer or alternative technology. Although SBS believes that it has arranged for an adequate supply of components to meet its short-term requirements, SBS does not have contracts which would assure availability and price. If sufficient components are not available when SBS needs them, SBS' product shipments could be delayed, which could affect SBS' revenues during certain periods as well as lead to customer dissatisfaction. If enough components are not available, SBS might have to pay premiums for parts in order to make shipment deadlines. Paying premiums for parts would lower or eliminate SBS' profit margin and hurt its business and financial condition, or cause SBS to increase its inventory of scarce parts, which would adversely affect SBS' cash flow.

RETENTION AND RECRUITMENT OF KEY EMPLOYEES

         SBS' ability to maintain its competitive position and to develop and market new products depends, in part, upon its ability to retain key employees and to recruit and retain additional qualified personnel, particularly engineers. If SBS is unable to retain and recruit key employees, its product development, marketing and sales, and revenues and business condition could suffer material adverse effects.

NO PATENT PROTECTION

         Although SBS believes that some of its processes and equipment may be proprietary, SBS has not sought patent protection for its technology. SBS has relied upon trade secret laws, industrial know-how and employee confidentiality agreements. SBS' processes and equipment might not provide it with a sufficient competitive advantage to overcome its lack of patent protection. Others could independently develop equivalent or superior products or technology. Also, SBS might not be able to establish trade secret protection, and secrecy obligations might not be honored. If consultants, employees and other parties apply technological information developed independently, by them or others, to Company projects, disputes may arise as to the proprietary rights to that information. Those disputes may not be resolved in favor of SBS.

         SBS could have to litigate to enforce its proprietary rights, protect its trade secrets, determine the validity and scope of the intellectual property rights of others or defend against claims of infringement. That litigation could be very expensive and could divert resources which SBS could otherwise use in its business, which could hurt SBS and its business.

         Patent applications in the United States are not publicly disclosed until the patents issue, so patent applications may have been filed by someone else that relate to SBS' products and technology. SBS does not believe that it infringes any patents of which it is aware, but someone could make a patent infringement claim against SBS. Such a claim might significantly hurt SBS and its business. If someone asserts infringement or invalidity claims against SBS, SBS might have to litigate to defend itself against those claims. In certain circumstances, SBS might try to obtain a license under the claimant's intellectual property rights. The claimant might not be willing to give SBS a license at all or on terms acceptable to SBS.

PRODUCT LIABILITY

         SBS' products and services could be subject to product liability or government or commercial warranty claims. SBS maintains primary product liability insurance with a general aggregate limit of $2.0 million, $1.0 million per occurrence, and a $9.0 million excess policy. While SBS has never been the subject of any significant claims of this kind, its products are widely used in a variety of applications and claimants have a propensity initially to pursue all possible contributors in a legal action. If a claim is made against SBS, SBS' insurance coverage might not be adequate to pay for its defense or to pay for any award, in which case SBS would have to pay for it. Also, SBS might not be able to continue that insurance in effect for premiums acceptable to SBS. If a litigant were successful against

SBS, a lack or insufficiency of insurance coverage could have a material adverse effect upon SBS.

INTERNATIONAL SALES IN GENERAL

         SBS sells its products in countries throughout the world from its United States and European based offices. These sales subject SBS to various governmental regulations, export controls, and the normal risks involved in international sales. Sales of products internationally are subject to political, economic and other uncertainties, including, among others, risk of war, revolution, expropriation, renegotiation or modification of existing contracts, standards and tariffs, and taxation policies. They are also subject to international monetary fluctuations, which may make payment in United States dollars more expensive for foreign customers (who may, as a result, limit or reduce purchases).

CHANGES IN EXCHANGE RATES

         Substantially all of SBS' revenues to date have been received in United States dollars. However, some sales in the future may be in other currencies. Any decline in the value of other currencies in which SBS makes sales against the United States dollar will have the effect of decreasing SBS' earnings when stated in United States dollars. As of the date of this Prospectus, SBS has not engaged in any hedging transactions that might have the effect of minimizing the consequences of currency fluctuations but may do so in the future.

TRADE POLICIES AND DISPUTES

         The political and economic policies and concerns of countries in which SBS makes or could make sales could result in the adoption of new trade policies in those countries or the United States or lead to trade disputes between those countries and the United States. These could limit, reduce, eliminate or disrupt SBS' sales outside the United States, which might adversely affect SBS' total revenues and business prospects outside the United States.

POTENTIAL DILUTIVE EFFECT OF OUTSTANDING WARRANTS AND OPTIONS AND REGISTRATION RIGHTS

         SBS, in connection with its acquisition of GreenSpring in August 1995, issued warrants to purchase 400,000 shares of Common Stock at an exercise price of $4.50 per share (the "GreenSpring Warrants"). SBS also registered the Common Stock underlying the GreenSpring Warrants for sale under the Securities Act of 1933 (the "Securities Act"). In April 1996, SBS registered under the Securities Act options for 133,333 shares held by SBS' Chairman of the Board and Chief Executive Officer, Mr. Amenson. As of November

30, 1998, 76,907 of the GreenSpring Warrants remained, all of which were exercisable. The holders of the GreenSpring Warrants also possess until August 2000 the right to sell shares of Common Stock underlying the GreenSpring Warrants alongside SBS should SBS file a registration statement during this period.

         As of November 30, 1998, SBS had outstanding 666,581 options which could be exercised and 1,054,276 options which were not yet eligible for exercise.

LIMITED PUBLIC FLOAT; TRADING; VOLATILITY OF STOCK PRICE

         SBS' Common Stock is traded on the Nasdaq National Market. While a public market currently exists for SBS' Common Stock and the number of shares in the public float as of November 30, 1998, was 5,828,725, trading volume in the four weeks ended November 30, 1998 averaged 90,002 shares traded per day. Thus, trading of relatively small blocks of stock can have a significant impact on the price at which the stock is traded. In addition, the Nasdaq National Market has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of SBS. SBS believes factors such as quarterly fluctuations in financial results, announcements of new technologies impacting SBS' products, announcements by competitors or changes in securities analysts' recommendations may cause the market price to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions, such as recessions or high interest rates, may adversely affect the market price of the Common Stock. See "-Fluctuations in Operating Results."

ABSENCE OF DIVIDENDS

         Since its inception, SBS has not paid cash dividends on its Common Stock. SBS intends to retain future earnings, if any, to provide funds for business operations and, accordingly, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                              SELLING SHAREHOLDERS

         The following table sets forth the names of the Selling Shareholders who are eligible to resell Shares (whether or not they have a present intent to do so) and the positions, offices and other material relationships which each Selling Shareholder had with SBS or any of its predecessors or affiliates since November 30, 1995.

---------------------------------------------------------------------------------------------------------------------
                                                            POSITION WITH SBS
SELLING SHAREHOLDER                                         SINCE NOVEMBER 30, 1995
---------------------------------------------------------------------------------------------------------------------
Scott A. Alexander                                          Director and Secretary (1991--);
                                                            Vice President (1991--)
---------------------------------------------------------------------------------------------------------------------
Christopher J. Amenson                                      Director  and  President   (1992--);   Chief  Executive
                                                            Officer (1996--);
---------------------------------------------------------------------------------------------------------------------
Warren W. Andrews                                           Director (1996--)
---------------------------------------------------------------------------------------------------------------------
William J. Becker                                           Director (1992--)
---------------------------------------------------------------------------------------------------------------------
Lawrence A. Bennigson                                       Director (1995--)
---------------------------------------------------------------------------------------------------------------------
James E. Dixon, Jr.                                         Director   (1998--);   Vice   President   of  Finance  &
                                                            Administration,  Treasurer and Chief  Financial  Officer
                                                            (1995--)
---------------------------------------------------------------------------------------------------------------------
W. Keith McDonald                                           Director (1998--)
---------------------------------------------------------------------------------------------------------------------
Alan F. White                                               Director (1997--)
---------------------------------------------------------------------------------------------------------------------
Richard A. Schuh                                            President--Aerospace Group (1998--)
---------------------------------------------------------------------------------------------------------------------
Joseph J. Zabkar                                            President--Computer Group (1998--)
---------------------------------------------------------------------------------------------------------------------


         The following table sets forth the name of each Selling Shareholder as of November 30, 1998, the number of shares of Common Stock owned by each Selling Shareholder as of November 30, 1998, the number of Shares issuable upon exercise of options granted under the Plan, the number of Shares eligible to be sold by each Selling Shareholder pursuant to this Prospectus and the percentage of outstanding Common Stock to be owned by each Selling Shareholder after the offering, assuming the sale of all of the Shares. Selling Shareholders may in the future receive additional shares under the Plan and may sell those shares. The "*" indicates that the person owns less than one percent of outstanding Common Stock.

----------------------------------- -------------------- -------------------- --------------------- ----------------
                                                          Shares Issuable                            Percentage
                                     Shares Owned         Upon Exercise        Shares Eligible       Owned After
Selling Shareholder                  At 11/30/98(1)       of Options           to be Sold            Offering
----------------------------------- -------------------- -------------------- --------------------- ----------------
Scott A. Alexander                      283,256                 -0-                   -0-                  4.86%
                                        -------               -------               -------             -------
Christopher J. Amenson                  262,175                 -0-                   -0-                  4.50%
                                        -------               -------               -------             -------
Warren W. Andrews                        12,927(2)              5,000                 7,927(2)             *
                                        -------               -------               -------             -------
William J. Becker                        35,490(3)              5,000                 6,890(3)             *
                                        -------               -------               -------             -------
Lawrence A. Bennigson                    19,927(2)              5,000                 7,927(2)             *
                                        -------               -------               -------             -------
James E. Dixon                           47,481                20,000                20,000                1.15%
                                        -------               -------               -------             -------
W. Keith McDonald                         1,777(2)              5,000                 6,777(2)             *
                                        -------               -------               -------             -------
Alan F. White                             6,650                 5,000                 5,900                *
                                        -------               -------               -------             -------
Richard A. Schuh                         68,507                50,000                50,000                2.02%
                                        -------               -------               -------             -------
Joseph J. Zabkar                         15,214                30,000                30,000                *
                                        -------               -------               -------             -------

(1) Includes options exercisable within 60 days of the date of this Prospectus.

(2) Includes 1,777 shares to be issued upon completion of service requirements.

(3) Includes 1,390 shares to be issued upon completion of service requirements.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders (including, as we previously noted, people to whom they transfer, assign, devise, pledge or donate their Shares and other successors in interest) may sell Shares in any of the following ways:
         -  through dealers,
         -  through agents, or
         -  directly to one or more purchasers.

         The Shares may be distributed from time to time in one or more transactions (which may involve crosses or block transactions) in the following ways:
         - on the Nasdaq National Market System, where the Common Stock is currently traded, or on national stock exchanges where it could become traded in the future, in accordance with their rules,
         -  in the over-the-counter market, or
         - in transactions other than on the Nasdaq National Market System or in the over-the-counter market, or a combination of those transactions.

         The Selling Shareholders may transfer the Shares at market prices prevailing at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices. They may sell the Shares to or through broker-dealers, who may receive compensation in the form of discounts, commissions, or commissions from the Selling Shareholders. The broker-dealers may also be paid commissions by purchasers of Shares for whom they may act as agent. The Selling Shareholders and any broker-dealers or agents that participate in the distribution of Shares by them might be deemed to be underwriters, and any discounts, commissions, or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act. Affiliates of one or more of the Selling Shareholders may act as principals or agents in connection with the offer or sale of Shares by the Selling Shareholders. In addition, any Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         SBS will not receive any of the proceeds from the sale of the Shares, although it will pay the expenses in preparing the Registration Statement and registering the Shares. SBS does receive proceeds from the issuance of Shares to the Selling Shareholders when they exercise options for the Shares. The Selling Shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation Rules 10b-5 and 10b-18 and Regulation M under that Act.

                                  LEGAL MATTERS

         Legal matters with respect to the Common Stock being offered by this prospectus will be passed upon for the Company by Schuler, Messersmith & McNeill, Albuquerque, New Mexico.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, which are on file with the Securities and Exchange Commission (File No. 1-10981), are incorporated by reference and made a part of this Prospectus:

         A.     SBS' Form 10-Q for the quarter ended September 30, 1998.
         B.     SBS' Form 10-K for the fiscal year ended June 30, 1998.
         C. The description of SBS' Common Stock contained in SBS' Registration Statement on Form 8-A filed November 2, 1995 under
                Section 12 of the Exchange Act, including any further amendment or report filed for the purpose of updating that description.
         D.     SBS' Form 8K filed on July 15, 1998.
         E.     SBS' Form 8K/A filed on September 14, 1998.

         All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and before the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of it from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or any other subsequently filed document that is also incorporated by reference in this Prospectus modifies or supersedes that statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The documents incorporated by reference in this Prospectus (other than exhibits not specifically incorporated by reference) are available without charge upon the written or oral request of a person, including a beneficial owner, to whom a Prospectus is delivered. The written or oral request should be directed to James E. Dixon, Jr., Vice President of Finance and Administration, 2400 Louisiana Boulevard, NE, AFC Building 5, Suite 600, Albuquerque, New Mexico 87110; telephone (505)875-0600.

                       STATEMENT OF AVAILABLE INFORMATION

         SBS has filed a Registration Statement on Form S-8, including amendments to it, relating to the Common Stock offered by this Prospectus with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to it. For further information with respect to SBS and the Common Stock, please refer to that Registration Statement, and exhibits and schedules to it. Statements contained in this Prospectus about any contract or other document are not necessarily complete. In each instance, SBS refers to the copy of that contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by that reference.

         SBS Technologies, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with those requirements files reports and other information with the Commission. The public may read and copy information, including reports and proxy and information statements, filed by SBS Technologies, Inc. (and by it under its previous name of SBS Engineering, Inc.) with the Commission and a copy of the Registration Statement, including exhibits to it, at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., in Washington, D.C., 20549, or at its Regional Office located at 1801 California Street, Suite 4800, Denver, Colorado 80202-2648. Copies of this material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C., 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. SBS Technologies, Inc. Common Stock is listed on the National Association of Securities Dealers, Inc. National Market System. Reports, proxy and information statements, and other information concerning SBS can be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, NW, Washington, D.C. 20006. The Commission maintains an Internet site that contains, reports, proxy and information statements and other information regarding issuers, such as SBS, that file electronically with the Commission. The address of that site is http://www.sec.gov. SBS' Internet e-mail address is info@SBSE.com, and its website is http://www.sbs.com.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which are on file with the Commission (File No. 1-10981), are incorporated in this Registration Statement by reference and made a part hereof:

         A. The Registrant's Annual Report on Form 10-K for the year ended June 30, 1998, filed pursuant to Section 13 of the Securities Exchange Act of 1934 ("Exchange Act").

         B. The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

         C. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed November 2, 1995 under
Section 12 of the Exchange Act, including any further amendment or report filed for the purpose of updating that description.

         D. SBS' Form 8-K filed on July 15, 1998.

         E. SBS' Form 8-K/A filed on September 14, 1998.

         All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and before the filing of a post-effective amendment which indicates that all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or any other subsequently filed document that is also incorporated by reference in this Registration Statement modifies or supersedes that statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                                  Legal Opinion


         The legality of the shares of Common Stock of the Company offered by this Registration Statement will be passed upon for the Company by Schuler, Messersmith & McNeill, Albuquerque, New Mexico.

                                     Experts

         The financial statements of SBS Technologies, Inc. as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

         The combined financial statements of or Industrial Computers GmbH, ortec Electronic Assembly GmbH and or Computers, Inc. as of December 31, 1997 and 1996 and for each of the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG Deutsche Treuhand Gesellschaft AG, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Amended Articles of Incorporation provide that the directors of the Company will not be personally liable to the Company or its shareholders for monetary damages for any breach of a director's fiduciary duty as a director, except for liability for breach or for failure to perform the duties of the office of director in compliance with the New Mexico Business Corporation Act, as amended, if that breach or failure constitutes willful misconduct or recklessness (or, in the case of a director compensated more than $2,000 per year or who holds an ownership interest in the Company, if the breach or failure constitutes negligence, willful misconduct or recklessness).

         The Bylaws of the Company provide for indemnification, in accordance with the New Mexico Business Corporation Act, as amended, ("Corporation Act") of directors and officers of the Company for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by that person in any action or proceeding, on account of services as a director or officer of the Company, as a director or officer of any subsidiary of the Company, or as a director or officer of any other company or enterprise for which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. The Corporation Act currently provides that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses and may not be made for proceedings in which the person is adjudged to be liable to the corporation. No indemnification is permitted for any proceeding charging improper personal benefit to the person, whether or not involving action in the person's official capacity, if the person is adjudged to be liable on the basis that personal benefit was improperly received by the person.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         None

ITEM 8.  EXHIBITS

         The following Exhibits are filed with this Registration Statement:


Exhibit No.    Description of Exhibit
-----------    ----------------------

 4.1           Articles VI of the Articles of
               Incorporation, as amended, as
               included in the Articles of
               Incorporation of SBS Engineering,
               Inc. filed as Exhibit 3.1 of
               the Registrant's Quarterly Report on
               Form 10-Q for the fiscal quarter
               ended December 31, 1997.*

 4.2           Articles I and II of the Bylaws of
               SBS Engineering, Inc., as amended,
               as included in the Bylaws filed as
               Exhibit 3.1 of the Registrant's
               Quarterly Report on Form 10-Q for the
               fiscal quarter ended December 31, 1997.*

 4.3           Form of certificate evidencing
               Common Stock, filed as Exhibit 4.3
               to the Registrant's Registration
               Statement on Form S-3 effective
               April 16, 1996.*

4.             Rights Agreement dated as of September 15, 1997 between SBS
               Technologies, Inc. and First Security Bank, National
               Association, as Rights Agent, which includes the form of Right
               Certificate as Exhibit A and the Summary of Rights to Purchase
               Common Shares as Exhibit B, filed as Exhibit 4.1 to the
               Registrant's Form 8-K Filed September 23, 1997.*

 5             Opinion of Schuler, Messersmith & McNeill                             Filed Electronically Herewith

23.1           Consent of Schuler, Messersmith & McNeill                             Filed Electronically Herewith
               (included in Exhibit 5)

23.2(i)        Consent of KPMG Peat Marwick LLP                                      Filed Electronically Herewith

23.2(ii)       Consent of KPMG Deutsche Treuhand-Gesellschaft AG                     Filed Electronically Herewith

24             Power of Attorney (See Page II-7)                                     Filed Electronically Herewith
                                           ----

         *Incorporated by reference

ITEM 9.  UNDERTAKINGS

         (a)      Rule 415 Offering.


         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 525(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)  Filings Incorporating Subsequent Exchange Act Documents by
Reference.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (d) Undertaking Concerning Claim for Indemnification Against Certain Liabilities

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on December 15, 1998.


                                         SBS TECHNOLOGIES, INC.




                                         By:
                                             -----------------------------
                                             Christopher J. Amenson,
                                             President and Chief Executive
                                             Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher J. Amenson and James E. Dixon, Jr., and each of them, with full power to act as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, or a related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

-------------------------     ------------------------------   ---------------
Name                          Capacity                          Date
-------------------------     ------------------------------   ---------------


                              Chairman of the Board,
                              President, Chief Executive
/s/ Christopher J. Amenson    Officer, & Chief Operating
--------------------------    Office (Principal Executive
Christopher J. Amenson        Officer)                           12/14/98
--------------------------    ------------------------------   ---------------


/s/ Scott A. Alexander
--------------------------    Vice President, Secretary,
Scott A. Alexander            & Director                         12/14/98
--------------------------    ------------------------------   ---------------

                              Vice President of Finance &
                              Administration, Treasurer,
/s/ James E. Dixon, Jr.       Chief Financial Officer &
---------------------------   Director (Principal
James E. Dixon, Jr.           Financial Officer)                 12/14/98
---------------------------   ------------------------------   ----------------


/s/ Warren W. Andrews
---------------------------   Director
Warren W. Andrews                                                12/10/98
---------------------------   ------------------------------   ----------------

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                                      II-7





/s/ William J. Becker
---------------------------   Director
William J. Becker                                                 12/9/98
---------------------------   ------------------------------   ----------------



/s/ Lawrence A. Bennigson
---------------------------   Director
Lawrence A. Bennigson                                             12/10/98
---------------------------   ------------------------------   ----------------



/s/ W. Keith McDonald
---------------------------   Director
W. Keith McDonald                                                 12/11/98
---------------------------   ------------------------------   ----------------



/s/ Alan F. White
---------------------------   Director
Alan F. White                                                     12/9/98
---------------------------   ------------------------------   ----------------




                                  EXHIBIT INDEX

         All references in documents to SBS Engineering, Inc. should be read as SBS Technologies, Inc., to reflect the change of name of the Company in June of 1995.

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

Exhibit No.       Description of Exhibit
-----------       ----------------------

 4.1              Article VI of the Articles of
                  Incorporation, as amended, as
                  included in the Articles of
                  Incorporation of SBS Engineering,
                  Inc. filed as Exhibit 3.1 of the
                  Registrant's Quarterly Report on
                  Form 10-Q for the fiscal quarter
                  ended December 31, 1997.*

 4.2              Articles I, II of the Bylaws of
                  SBS Engineering, Inc., as amended,
                  as included in the Bylaws filed as
                  Exhibit 3.1 of the Registrant's
                  Quarterly Report on Form 10-Q for
                  the fiscal quarter ended December
                  31, 1997.*

 4.3              Form of certificate evidencing
                  Common Stock, filed as Exhibit 4.3
                  to the Registrants Registration
                  Statement on Form S-3 effective
                  April 16, 1996.*

 4.4 Rights Agreement dated as of September 15, 1997 between SBS Technologies, Inc. and First Security Bank, National Association, as Rights Agent, which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B, filed as
                  Exhibit 4.1 to the Registrant's Form 8-K filed
                  September 23, 1997.*

 5                Opinion of Schuler, Messersmith & McNeill

23.1              Consent of Schuler, Messersmith & McNeill
                  (included in Exhibit 5)

23.2(i)           Consent of KPMG Peat Marwick LLP

23.2(ii)          Consent of KPMG Deutsche Treuhand-Gesellschaft AG

24                Power of Attorney (See Page II-7)
                                              ----

         * Incorporated into this Registration Statement by reference

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